Exhibit 99.1

Contact:

investorrelations@smith-wesson.com

(413) 747-3448

Smith & Wesson Board of Directors Authorizes

$50 Million Stock Repurchase Plan

SPRINGFIELD, Mass., December 16, 2020 — Smith & Wesson Brands, Inc. (NASDAQ Global Select Market: SWBI), a leader in firearm manufacturing and design, today announced that its Board of Directors has authorized the repurchase of up to $50 million of the company’s common stock through December 14, 2021. The amount and timing of any repurchases will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors. The repurchases may be made on the open market, in block trades, or in privately negotiated transactions. Any shares of common stock repurchased under the program will be considered issued but not outstanding shares of the company’s common stock.

Mark Smith, Chief Executive Officer, stated, “Today’s authorization by our Board of Directors demonstrates our continued commitment to returning excess capital to our stockholders that was started in September when we announced our first ever dividend.”

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality handgun, long gun, and suppressor products to the global consumer and professional markets under the iconic Smith & Wesson®, M&P®, Thompson/Center Arms™, and Gemtech® brands. The company also provides manufacturing services, including forging, machining, and precision plastic injection molding services. For more information call (844) 363-5386 or visit www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include our belief that the amount and timing of any repurchases will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors; and our expectations regarding the manner of the repurchases, if any. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, economic, social, political, legislative, and regulatory factors; the potential for increased regulation of firearms and firearm-related products; actions of social activists that could have an adverse effect on our business; the impact of lawsuits; the demand for our products; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; our competitive environment; the supply, availability, and costs of raw materials and components; the impact of protectionist tariffs and trade wars; speculation surrounding fears of terrorism and crime; our anticipated growth and growth opportunities; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; our penetration rates in new and existing markets; our strategies; our ability to maintain and enhance brand recognition and reputation; our ability to introduce new products; the success of new products; our ability to expand our markets; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2020.